Exhibit 5.1

February 7, 2025

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, PA 19355

Re:	Neuronetics, Inc. – Underwriting Agreement

We have acted as counsel to Neuronetics, Inc., a Delaware corporation (the “Company”), and are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 7, 2025 by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the offering by the Company of up to 9,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), covered by the Company’s Registration Statement on Form S-3 (File No. 333-266617) (as amended or supplemented, the “Registration Statement”) filed on November 9, 2022 with the Commission pursuant to the Securities Act, relating to the registration of the offer by the Company of up to $125,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on November 14, 2022. The Shares include an option granted to the underwriters of the offering to purchase of up to 1,200,000 Shares. The Shares are being sold to the underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K (and its incorporation by reference in the Registration Statement) and to the use of our firm’s name under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ballard Spahr

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